CAUSE NO. 51,577-272

TEXAS DIGITAL SYSTEMS, INC., Plaintiff, VS. ELECTRONIC BILLBOARD TECHNOLOGY, INC., and SI DIAMOND TECHNOLOGY, INC. Defendants.	§ § § § § § § § § § § §	IN THE DISTRICT COURT OF BRAZOS COUNTY, TEXAS 272nd JUDICIAL DISTRICT

MUTUAL RELEASE AND SETTLEMENT AGREEMENT

This Mutual Release and Settlement Agreement (the “Agreement”) is entered into by and between Texas Digital Systems, Inc. (“TDS”), and Electronic Billboard Technology, Inc. and SI Diamond Technology, Inc. (collectively “SIDT”).  In this Agreement, the term “Parties” refers to TDS and SIDT, collectively.

INTRODUCTION

WHEREAS, TDS filed suit against SIDT in the District Court of Brazos County, Texas, 272nd Judicial District, under Cause No. 51,577-272, styled Texas Digital Systems, Inc. v. Electronic Billboard Technology, Inc. and SI Diamond Technology, Inc. (the “Brazos County Lawsuit”);

WHEREAS, TDS has alleged in the Brazos County Lawsuit causes of action against SIDT for Fraud, Negligent Misrepresentation, and Breach of Contract, and that such actions by SIDT resulted in economic damages to TDS.  TDS also requested declaratory relief, alleged that the economic damages should be trebled, and requested reimbursement of its attorney fees and costs;

WHEREAS, SIDT denied each of the allegations by TDS.  SIDT also affirmatively alleged in the Brazos County Lawsuit causes of action against TDS for Breach of Purchase Agreement and/or Addendum, Unfair Competition, Misappropriation of Proprietary, Confidential and/or Trade Secret Information and Know-How, and Hyde Corp. v. Huffines’ Use of Information Revealed in Confidence.  SIDT further requested declaratory relief, alleged violation of Tex. Civ. Prac. & Rem. Code § 10.001, and requested reimbursement of its attorney fees and costs;

WHEREAS, SIDT filed suit against TDS in the District Court of Travis County, Texas, 53rd Judicial District, under Cause No. GN003428, styled Electronic Billboard Technology, Inc. and SI Diamond Technology, Inc. v. Texas Digital Systems, Inc. (the “Travis County Lawsuit”).  The Travis County Lawsuit was abated subject to resolution of the Brazos County Lawsuit; and

WHEREAS, the Parties, acting on their own behalf and through their duly authorized attorneys and agents, desire to settle all claims, damages, actions, causes of action, and matters in dispute among them that arise from or relate directly or indirectly to the above-described matters to avoid the uncertainties, inconvenience and expense of litigation.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and releases contained in this Agreement, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.          Release of Claims by TDS.  TDS, for itself and on behalf of its predecessors, successors, parents, subsidiaries, affiliates, employees, officers, directors, stockholders, agents, representatives, partners, assigns, heirs, executors, administrators, attorneys, and insurers, and all others in privity with any of them, or claiming under any of them or who may claim under any of them, hereby fully and unconditionally releases, acquits and forever discharges SIDT and its predecessors, successors, parents, subsidiaries, affiliates, employees, officers, directors, stockholders, agents, representatives, partners, assigns, heirs, executors, administrators, attorneys, insurers, manufacturers, suppliers, distributors and customers from and against any and all past and future claims, demands, controversies, actions, causes of action or remedies, whether arising from common law, contract, statute or otherwise, whether known or unknown, whether asserted or unasserted, presently existing or inchoate, in any way resulting from, growing out of, arising from the facts, events and causes of action alleged,  or which could have been alleged, by TDS in the Brazos County Lawsuit or alleged, or which could have been alleged, by TDS in the Travis County Lawsuit.

2.          Release of Claims by SIDT.  SIDT for itself and on behalf of its predecessors, successors, parents, subsidiaries, affiliates, employees, officers, directors, stockholders, agents, representatives, partners, assigns, heirs, executors, administrators, attorneys, and insurers, and all others in privity with any of them, or claiming under any of them or who may claim under any of them, hereby fully and unconditionally releases, acquits and forever discharges TDS and its predecessors, successors, parents, subsidiaries, affiliates, employees, officers, directors, stockholders, agents, representatives, partners, assigns, heirs, executors, administrators, attorneys, insurers, manufacturers, suppliers, distributors and customers from and against any and all past and future claims, demands, controversies, actions, causes of action or remedies, whether arising from common law, contract, statute or otherwise, whether known or unknown, whether asserted or unasserted, presently existing or inchoate, in any way resulting from, growing out of, arising from or relating to the facts, events and causes of action alleged, or which could have been alleged, by SIDT in the Brazos County Lawsuit or alleged, or which could have been alleged, by SIDT in the Travis County Lawsuit.

3.          SIDT Agreement Regarding Future TDS Activity.  SIDT acknowledges and agrees it will not assert any claim or bring any cause of action to preclude, or recover damages based on or related to, TDS’ manufacture, use, sale, transfer, offer to sell, or importation of any type of LCD Display, or assembly including an LCD display, in the future, including, but not limited to, TDS’ current AccuView product, where such claim or cause of action is in any way resulting from, growing out of, arising from, or relating to the facts, events, and causes of action alleged, or which could have been alleged, by SIDT in the Brazos County Lawsuit or the Travis County Lawsuit, including, but not limited to, claims or causes of action based on any written contracts between SIDT and TDS and any information communicated or disclosed by SIDT to TDS prior to the date of this Agreement.

4.          TDS Payment.  TDS agrees to pay to SIDT the sum of Eight Hundred Thirty Thousand Dollars ($830,000) by wire transfer to SIDT’s counsel’s client trust account on or before September 6, 2002.

5.          Benefit of Agreement to Others. SIDT acknowledges that the provisions of this Settlement Agreement shall extend to and benefit any person, partnership, company, or other entity which, in the past, present, or future, provides products to, or purchases products from TDS.

6.          No Admission of Liability.  The Parties understand and agree that the terms of this Agreement are contractual and not merely recitals and that the promises and agreements contained herein and the consideration made herein is to compromise disputed claims and avoid further litigation, and that no payments made nor releases or other consideration given shall be construed as an admission of liability by any of the Parties, each of whom expressly denies such liability.

7.          Dismissal with Prejudice of all Claims.  The Parties hereto agree to the Agreed Joint Orders of Dismissal With Prejudice attached hereto as Exhibits A and B and shall cause their attorneys to execute and consent to the Agreed Joint Orders of Dismissal With Prejudice which will be timely filed with the Courts for entry in the Brazos County Lawsuit and in the Travis County Lawsuit, respectively.

8.          Confidentiality.  The Parties agree that they will maintain and keep the fact and terms of this Settlement Agreement confidential, except as to their immediate family members or as may be reasonably necessary to disclose to their attorneys, accountants, tax or financial advisors, or as they may reasonably need to disclose to officers, directors, or employees with a legitimate business need to know or as may be required by law, rule, regulation (including SEC reporting or other public disclosure requirements) or court order; provided, however, that either party may state that the case has been resolved without setting forth the terms of any such settlement or resolution.  No press release shall be issued by any party unless agreed to by both parties (or their counsel) in writing; provided that all parties shall act in good faith with respect to such matters and reasonably cooperate with respect to press releases which may be required by securities laws, rules, or regulations.

9.          Return of Confidential Documents to Producing Party.  Pursuant to paragraph 13 of the Protective Order executed between the parties on or about May 7, 2001, any document and all reproductions of  “Confidential” and “For Counsel Only” documents produced in the Brazos County Lawsuit or the Travis County Lawsuit shall be returned to the producing party within thirty (30) days after the Effective Date of this agreement.

10.          No Assignment.  The Parties hereby represent and warrant that they have made no assignment to another person, firm, organization or corporation of any legal claim, or any part thereof, made in either the Brazos County Lawsuit or the Travis County Lawsuit.

11.          Governing Law.  This Agreement and any disputes arising out of or related to this Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to its conflict of law principles, rules or statutes.  In the event of litigation between the parties pertaining to the rights and/or obligations under this Agreement, or in the event of litigation between the parties to interpret one or more provisions of this Agreement, or in any litigation wherein any release herein is successfully asserted, the prevailing party in such litigation shall be entitled to recover its attorney fees, expenses and costs of any litigation.

12.          Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the Parties concerning the matters stated herein, and supersedes any and all prior agreements, representations and understandings by and between the Parties.  This Agreement may be amended only by an instrument in writing signed by all of the Parties.

13.          Authority.  Each party represents and warrants that it has appropriate authority to execute this Agreement on behalf of their respective party and that the individuals executing this

Agreement are duly authorized to execute and deliver this Agreement and fully bind their respective party.

14.          Multiple Counterparts/Signatures on Facsimile Copies.  This Agreement may be executed in multiple counterparts, each of which when so executed shall be deemed to be an original copy, and all of which together shall constitute one agreement binding on and enforceable against all Parties, notwithstanding that all Parties may not have signed the same counterpart.  The Parties agree that this Agreement may be executed by facsimile and that such executed documents shall be binding and enforceable as if bearing original signatures.

15.          Representations of Parties.  The Parties represent that they have read and been advised by counsel regarding this Agreement, that they understand its provisions and legal effect and that they are voluntarily entering into this Agreement.  The Parties acknowledge that this Agreement is a full, fair and final settlement of all claims, known or unknown, relating to the subject matter of this Agreement.  The Parties further represent that in executing this Agreement, they do not rely on any inducements, statements, promises, or representations pertaining to this matter, other than those expressly set forth in this Agreement.

16.          Notices.  All notices hereunder shall be in writing and shall be delivered prepaid (a) by personal delivery, (b) by a nationally recognized overnight courier service, or (c) by United States first class registered or certified mail return receipt requested; and the date of notice shall be the actual receipt of notice by any permitted means.

All notices to SIDT shall be given or made to:

Electronic Billboard Technology, Inc. / SI Diamond Technology, Inc.
Attn:  Zvi Yaniv
3006 Longhorn Blvd., Suite 107
Austin, Texas 78758

A copy of all notices to SIDT  shall be sent to:

FRIEDMAN, SUDER & COOKE
Attn:  Michael T. Cooke, Esq.
Tindall Square Warehouse No. 1
604 East 4th Street, Suite 200
Fort Worth, Texas  76102
Fax (817) 334-0401

All notices to TDS shall be given or made to:

Texas Digital Systems, Inc.
Attn: Robert Bower, Jr.
400 Technology Parkway
College Station, Texas  77845

A copy of all notices to TDS shall be sent to:

SIDLEY, AUSTIN, BROWN & WOOD LLP
Attn:  Charles S. Cotropia, Esq.
717 North Harwood, Suite 3400
Dallas, Texas  75201
Fax (214) 981-3400

Either party may, by written notice to the other party, specify a different address or facsimile number to which notices shall be given, by notice thereof to the other party in the foregoing manner.

17.          Costs.  The Parties agree that they will bear their own costs in the Brazos County Lawsuit and the Travis County Lawsuit.

18.          Effective Date.  This Agreement shall be effective and have an Effective Date as of the date of the last signature below.

TEXAS DIGITAL SYSTEMS, INC.
Date: 9/6/02	/s/ Robert Bower, Jr. Printed Name: Robert Bower, Jr. Title: Chairman of Board

ELECTRONIC BILLBOARD TECHNOLOGY, INC
Date: 9/6/02	/s/ Douglas P. Baker Printed Name: Douglas P. Baker Title: Vice President/Secretary

SI DIAMOND TECHNOLOGY, INC.
Date: 9/6/02	/s/ Douglas P. Baker Printed Name: Douglas P. Baker Title: Vice President/Secretary